FOR IMMEDIATE RELEASE

American Realty Capital Properties Leadership Team Saddened by Passing of Dr. Walter P. Lomax, Jr., a Member of its Board of Directors

New York, New York, October 22, 2013 – American Realty Capital Properties, Inc.’s (“ARCP”) (NASDAQ: ARCP) leadership team announced today that it is deeply saddened by the passing of Dr. Walter P. Lomax, Jr., a veteran independent director who had served in that capacity since the formation of the company in July 2011. Dr. Lomax was an integral member of ARCP’s board of directors during its transformation from a company with a $250 million enterprise value to one that will become a $10 billion enterprise by year end.

Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP, commented, “Walter served on the ARCP board since the beginning; he was an integral part of this company from its infancy throughout its exponential growth during these last ten months. His unique ability to see clearly the strategic issues for the company, while at the same time never losing sight of the investor, made his point of view in the board room invaluable. In addition to being a fellow board member, Dr. Lomax was an eminent physician, a leading medical entrepreneur, and a well-known philanthropist. More than that, however, he was a valued friend of our company. The entire ARCP team extends its deepest sympathies to Dr. Lomax’s family. As our executive leadership team moves forward, he will remain an indelible presence in the board room.”

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP and CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)